Free Writing Prospectus Dated June 28, 2011 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

Exchange Traded Notes

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Morgan Stanley is a global financial services firm that, through its subsidiaries and affiliates, provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Our client base -- ranging from some of the largest global institutional investors to hedge funds at the cutting edge of innovation in the industry -- turns to Morgan Stanley's depth of talent, global product range and leading market share for sales, trading, and market-making services in virtually every type of financial instrument.

Morgan Stanley Exchange Traded Notes (ETNs) are senior, unsecured debt securities issued by Morgan Stanley (the Issuer) that provide access to returns linked to a variety of strategies and markets, less accrued tracking fees.
Morgan Stanley ETNs can be utilized by a variety of investors to obtain access to markets or strategies that may not be easily accessible via existing investment tools.

[] Convenience and possible liquidity of an exchange-traded  security
[] Transparent exposure to a published index
[] Single financial instrument which should result in lower overall sales commissions compared to trading in the underlying assets
[] Access to asset
classes and strategies, some of which have historically low correlations to traditional asset classes

Morgan Stanley Cushing[R] MLP High Income Index ETNs
Launched in March 2011, the Cushing[R] MLP High Income Index ETNs provide investors access to the emerging asset class of Master Limited Partnerships
(MLPs) through a convenient and cost efficient investment vehicle relative to purchasing the underlying MLPs directly.

Morgan Stanley SandP 500[R] Crude Oil Linked ETNs
Launched in June 2011, the SandP 500 Oil Hedged Index ETNs provide investors access to both the price of crude oil and the prices of large-cap U.S. equities in a single exchange-traded security.

For questions regarding our Exchange Traded Notes, send an email to
etns@morganstanley.com or call toll-free 1-855-227-2994.

General Risk Considerations

[] Loss of principal
[] Credit risk
[] Reference index risk
[] No voting rights
[] Listing and Liquidity
[] Repurchase right risk
[] Concentrated investment risk
[] Fees
[] Hedging activity
[] Issuer call right
[] Acceleration right

Morgan Stanley ETNs are debt securities subject to credit risk and not equivalent to exchange traded funds or ETFs that are typically registered investment companies that hold an underlying portfolio of securities.

The risks identified above are not an exhaustive list of all the risks related to an investment in a Morgan Stanley ETN. For the relevant risks for the Morgan
Stanley ETN that you are considering purchasing you should also carefully review the related "Risk Factors" section of the relevant pricing supplement and accompanying prospectus supplement and prospectus.

Morgan Stanley has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for any offering to which this material relates. Before you invest, you should read the prospectus in that registration statement, the applicable pricing supplement, prospectus supplement and other documents Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and that offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Morgan
Stanley will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649, or you may request a copy from any other dealer participating in the offering.

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